EXHIBIT 99.1

Broadridge Declares Quarterly Dividend of $0.975 Per Share
NEW YORK, May 21, 2026 -- Broadridge Financial Solutions, Inc. (NYSE:BR) announced that its Board of Directors has declared a quarterly cash dividend of $0.975 per share. The dividend is payable on July 2, 2026 to stockholders of record at the close of business on June 12, 2026.

About Broadridge
Broadridge Financial Solutions (NYSE: BR), is a global technology leader with the trusted expertise and transformative technology to help clients and the financial services industry operate, innovate, and grow. We power investing, governance, and communications for our clients – driving operational resiliency, elevating business performance, and transforming investor experiences.
Our technology and operations platforms process and generate over 7 billion communications per year and underpin the daily trading of more than $10 trillion of securities globally. A certified Great Place to Work®, Broadridge is part of the S&P 500® Index, employing over 15,000 associates in 21 countries.
For more information, please visit www.broadridge.com.

Contact Information

Investors
broadridgeir@broadridge.com
Media
Gregg.rosenberg@broadridge.com